Exhibit 2.16
PDX Resources Inc.
Unaudited Interim Financial Statements (as restated — see note 15)
September 30, 2008

PDX Resources Inc.

PDX Resources Inc.

Balance Sheet	(Unaudited)	(Audited)

September 30	2008
December 31		2007
	$	$

Assets

Current assets:
Cash and term deposits	67,597	2,698,696
Amounts receivable	13,242	19,924
Prepaid expenses	—	57,057
Advance to Pelangio Exploration Inc.	399,893	—

	480,732	2,775,677

Marketable securities (market value $222,680,000), note 7	52,127,915	64,904,190

Property and equipment, note 8	—	101,887

Mineral properties and deferred exploration costs, note 9	—	9,977,472

	52,608,647	77,759,226

Liabilities

Current liabilities:
Accounts payable and accrued liabilities	382,242	284,153

Future income taxes	7,068,000	8,532,000

	7,450,242	8,816,153

Shareholders’ Equity

Share capital, note 10 (a) and (b)	30,353,770	22,707,079

Contributed surplus, note 10 (c)	3,839,877	2,674,368

Retained earnings	10,964,758	43,617,788

Accumulated other comprehensive income	—	(56,162)

	45,158,405	68,943,073

	52,608,647	77,759,226

See accompanying notes to the unaudited interim consolidated financial statements.
Commitments, note 11
Approved on behalf of the Board:
“Ingrid Hibbard”, Director
“Carl Nurmi”, Director

PDX Resources Inc.

Statement of Comprehensive Income (Loss)				(Unaudited)

For the three months ended September 30	2008	2007
For the nine months ended September 30			2008	2007
	$	$	$	$

Net income (loss) for the period	(2,688,798)	(193,631)	(10,922,700)	49,617,120

Other Comprehensive loss for the period Change in unrealized gains and (losses) on available-for-sale securities	—	(26,250)	—	(82,662)

Comprehensive income (loss) for the period	(2,688,798)	(219,881)	(10,922,700)	49,534,458

See accompanying notes to the unaudited interim consolidated financial statements.

PDX Resources Inc.

Statement of Operations	(Unaudited)

For the three months ended September 30	2008	2007
For the nine months ended September 30			2008	2007
	$	$	$	$

Revenue:
Interest revenue	8,550	38,103	35,677	103,197

Expenses:
Investor relations	41,010	24,009	253,811	153,231
Salaries and employee benefits	155,231	58,651	472,422	118,435
Professional fees	360,359	20,745	818,263	58,438
Office and general	27,426	25,392	147,710	49,650
Consulting services	2,641	4,500	18,490	13,500
Transfer agent and filing fees	30,000	6,504	79,813	41,532
Rent	17,157	5,558	51,320	5,558
Insurance	7,363	2,585	24,312	6,317
Stock based compensation	374,144	73,944	1,334,637	259,844

	1,015,331	221,888	3,200,778	706,505

Loss from operations	(1,006,781)	(183,785)	(3,165,101)	(603,308)

Other income:
Gain on disposal of marketable securities	—	—	—	14,004
Gain on disposal of mineral properties	—	—	—	60,044,166
Equity loss from Detour Gold Corporation	(2,522,658)	35,431	(9,699,979)	(3,306,059)

	(2,522,658)	35,431	(9,699,979)	56,752,111

Income (loss) from continuing operations, before taxes	(3,529,439)	(148,354)	(12,865,080)	56,148,803

Future income taxes (recovered)	(957,715)	(97,661)	(2,533,248)	12,082,007

Net income (loss) from continuing operations	(2,571,724)	(50,693)	(10,331,832)	44,066,796

Net income (loss) allocated to spin-out assets, net of tax	(117,074)	(142,938)	(590,868)	5,550,324

Net income (loss) for the period	(2,688,798)	(193,631)	(10,922,700)	49,617,120

Net income (loss) per common share:
basic	(.04)	(.01)	(.15)	.72
diluted	(.04)	(.01)	(.15)	.69

Weighted average common shares outstanding — basic	73,742,015	70,901,355	72,785,806	69,208,812
— diluted	73,742,015	70,901,355	72,785,806	71,546,112

See accompanying notes to the unaudited interim consolidated financial statements.

PDX Resources Inc.

Statement of Retained Earnings (Deficit)	(Unaudited)

For the three months ended September 30	2008	2007
For the nine months ended September 30			2008	2007
	$	$	$	$

Retained earnings (deficit), beginning of period	35,383,886	45,347,733	43,617,788	(4,463,018)

Equity adjustment due to spin-out transaction	(21,730,330)	—	(21,730,330)	—

Net income (loss) for the period	(2,688,798)	(193,631)	(10,922,700)	49,617,120

Retained earnings, end of period	10,964,758	45,154,102	10,964,758	45,154,102

See accompanying notes to the unaudited interim consolidated financial statements.

PDX Resources Inc.

Statement of Cash Flows				(Unaudited)

For the three months ended September 30	2008	2007
For the nine months ended September 30			2008	2007
	$	$	$	$

Cash was provided by (used for):
Operating activities:
Net income (loss)	(2,688,798)	(193,631)	(10,922,700)	49,617,120
Items not affecting cash:
Future income taxes	(957,715)	(97,661)	(2,533,248)	12,082,007
Loss (gain) on disposal of mineral properties	—	—	—	(60,044,166)
Gain on sale of marketable securities	—	—	—	(14,004)
Equity loss from Detour Gold Corporation	2,522,658	(35,431)	9,699,979	3,306,059
Stock based compensation cost	374,144	73,944	1,334,637	259,844
Non cash items relating to spin-out assets	2,135	(49,119)	155,728	(6,177,031)

	(747,576)	(301,898)	(2,265,604)	(970,171)

Cash was provided by (used to finance) changes in the following working capital items:
Amounts receivable	20,979	5,017	30,642	21,870
Advances to Pelangio Exploration Inc.	(399,893)	—	(399,893)	—
Accounts payable and accrued liabilities	382,242	—	382,242	—
Cash from (used in) spin-out operations	(419,847)	114,967	(157,391)	219,774

	(416,519)	119,984	(144,400)	241,644

	(1,164,095)	(181,914)	(2,410,004)	(728,527)

Financing activities:
Proceeds received on issuance of notes payable	—	—	3,000,000	—
Shares issued	134,050	9,750	630,025	786,565

	134,050	9,750	3,630,025	786,565

Investing activities:
Proceeds from disposal of mineral properties	—	—	—	3,345,911
Proceeds from disposal of marketable securities	—	—	—	98,147
Cash used in spin-out operations	(599,713)	(673,833)	(2,707,768)	(1,307,753)

	(599,713)	(673,833)	(2,707,768)	2,136,305

Change in cash position	(1,629,758)	(845,997)	(1,487,747)	2,194,343
Cash and term deposits, beginning of period	2,840,707	4,299,016	2,698,696	1,258,676
Cash allocated to spin-out assets	(1,143,352)	—	(1,143,352)	—

Cash and term deposits, end of period	67,597	3,453,019	67,597	3,453,019

Cash and term deposits are composed of:
Cash	67,597	146,556	67,597	146,556
Term deposits	—	3,306,463	—	3,306,463

	67,597	3,453,019	67,597	3,453,019

See accompanying notes to the unaudited interim consolidated financial statements.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
1.	Nature and continuance of operations

PDX Resources Inc. (the “Company” or “PDX”) was incorporated on April 14, 1997 under the Alberta Business Corporations Act as 735132 Alberta Inc. On September 15, 1997, the Company’s name was changed to Marl Resources Corp, on May 12, 2000, the Company’s name was changed to Pelangio Mines Inc. and on September 6, 2008 the Company’s name was changed to PDX Resources Inc. The principal business of the Company is presently the investment in shares of a public company, Detour Gold Corporation, which is presently in the business of acquisition, exploration and development of mineral property interests. Prior to the spin-out transaction (note 3) PDX was a development stage company, as defined by Accounting Guideline 11 of the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook.

The Company has no revenues and its ability to ensure continuing operations is dependent upon raising sufficient funds or selling marketable securities to finance ongoing administration expenses. There can be no assurances that the Company will be able to raise sufficient funds as and when such funds are required. The Company holds common shares of Detour Gold Corporation which management may sell to fund ongoing corporate purposes if the need arises.
2.	Basis of presentation

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments necessary to present fairly, in all material respects, the financial position of PDX Resources Inc. (the “Company” or “PDX”) as at September 30, 2008 and the results of its operations and its cash flows for the three and nine-month periods ended September 30, 2008 and 2007. Operating results for the periods ended September 30, 2008 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2008.

The unaudited interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in the Company’s annual report to shareholders for the year ended December 31, 2007. These unaudited interim financial statements do not include all requirements of Canadian generally accepted accounting principles for annual financial statements, but have been prepared using the same accounting policies as included in the notes to the Company’s annual consolidated financial statements for the year ended December 31, 2007, except as described in note 4 below.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
3.	Spin-Out Transaction

On September 6, 2008, the Company completed an Arrangement Agreement with Pelangio Exploration Inc. (“Exploration”). The Arrangement was conducted by way of a Statutory Plan of Arrangement under the Business Corporations Act whereby the Company spun-out all of its net assets with the exception of cash of $500,000 and 19,000,000 shares of Detour Gold Corporation (“Detour”) in exchange for common shares of Exploration being distributed to the shareholders of the Company. The Company changed its name from Pelangio Mines Inc. to PDX Resources Inc. in conjunction with the spin-out.

The Company’s Statements of Income and Retained Earnings (Deficit) include an allocation of General and Administrative Expenses as Loss allocated to spin-off assets. The Company’s Statement of Cash Flow includes allocations of cash flows to spin-off assets. The allocations were calculated based on specific identification of certain expenditures and a reasonable allocation of expenses that could not be specifically allocated.
4.	Accounting policies

Accounting changes

Capital Disclosures and Financial Instruments — Disclosures and Presentation

On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments — Disclosures (Handbook Section 3862), and Financial Instruments — Presentation (Handbook Section 3863). These new standards became effective for the Company on January 1, 2008.

Capital Disclosures

Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The Company has included disclosures recommended by the new Handbook section in note 5 to these unaudited interim financial statements.

Financial Instruments

Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Company has included disclosures recommended by the new Handbook section in note 6 to these unaudited interim financial statements.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
4.	Accounting policies (continued)

General Standards of Financial Statement Presentation

The Accounting Standards Board (AcSB) has amended CICA Handbook section 1400 to include requirements to assess an entity’s ability to continue as a going concern and to disclose material uncertainties related to events or conditions that may cast doubt upon the entity’s ability to continue as a going concern. The amendment is effective for interim and annual financial statements beginning on or after January 1, 2008.

Future accounting changes

International Financial Reporting Standards “IFRS”

In January 2006, the CICA’s Accounting Standards Board “AcSB” formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. A calendar year end public company will be required to have prepared, in time for its first quarter 2011 filing, comparative financial statements in accordance with IFRS for the three months ended March 31, 2010.

The Company is currently assessing the impact of these new accounting standards on its financial statements.

5.	Capital management

The capital structure of the Company consists of equity attributable to common shareholders and includes share capital, contributed surplus and retained earnings. The Company managed its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support its business. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The marketable securities which the Company owns do not generate cash flow for the Company; as such the Company is dependent on external financing to fund its activities. In order to pay for administrative costs, the Company will spend its existing working capital and dispose of shares of Detour as needed. The Company will continue to assess opportunities to maximize the value of its investment in Detour.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

Other than changes resulting from the spin-out transaction, there were no changes in the Company’s approach to capital management during the three or nine month periods ended September 30, 2008. The Company is not subject to externally imposed capital requirements.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
6.	Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

The Company’s credit risk is primarily attributable to receivables and advance to Exploration. The Company has no significant concentration of credit risk arising from operations. Financial instruments included in receivables consist of goods and services tax due from the Federal Government of Canada. The advance is due from Exploration. Management believes that the credit risk concentration with respect to financial instruments included in receivables is remote.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2008, the Company had a cash balance of $67,597 (December 31, 2007 — $2,698,696) to settle current liabilities of $382,242 (December 31, 2007 — $284,153). The Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company expects to collect its loan to Exploration to settle its current liabilities and will dispose of shares of Detour as required.

Market risk

(a) Interest rate risk

The Company has cash balances. The Company’s current policy is to invest excess cash in investment-grade short-term deposit certificates issued by banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

(b) Foreign currency risk

The Company’s functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The Company funds certain administrative expenses in the United States on a cash call basis using US dollar currency converted from its Canadian dollar bank accounts held in Canada. Management does not hedge its foreign exchange risk.

(c) Price risk

The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
6.	Financial risk factors (continued)

Sensitivity analysis

The Company has designated its cash and term deposits as held-for-trading, which are measured at fair value. Financial instruments included in amounts receivable and advance to Pelangio Exploration Inc. are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

As at September 30, 2008, the carrying and fair value amounts of the Company’s financial instruments are approximately the same.

The Company does not hold significant balances in foreign currencies to give rise to exposure to foreign exchange risk.

Price risk is remote since the Company is not a producing entity.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
7.	Marketable securities

As at September 30	2008
As at December 31				2007
		Carrying	Market		Carrying	Market
		Value	Value		Value	Value
	Shares	$	$	Shares	$	$

Subject to significant influence

Detour Gold Corporation	19,000,000	52,127,915	222,680,000	20,000,000	64,704,240	243,200,000

Other shares

Trade Winds Ventures Inc.	—	—	—	185,000	49,950	49,950

Adroit Resources Inc.	—	—	—	600,000	132,000	132,000

Matamec Explorations Inc.	—	—	—	100,000	18,000	18,000

		—	—		199,950	199,950

		52,127,915	222,680,000		64,904,190	243,399,950

8.	Property and equipment

As at September 30	2008
As at December 31			2007
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization
	$	$	$	$

Computer hardware	—	—	21,060	7,623
Furniture and equipment	—	—	71,174	8,940
Vehicles	—	—	44,060	17,844

	—	—	136,294	34,407

Net book value	—		101,887

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
9.	Mineral properties and deferred exploration costs
Transactions for the nine months ended September 30, 2008 and the year ended December 31, 2007 are as follows:

		Acquisitions		Disposal
	Opening	(Option Proceeds)	Exploration	(Spin-out)	Closing
2008	$	$	$	$	$

Canada
Birch Lake	42,133	—	—	(42,133)	—
Black Township	83,652	670	172,763	(257,085)	—
Seeley Lake	21,058	—	339,914	(360,972)	—
STAZ	258,416	—	—	(258,416)	—
Other	100,086	24,760	89,550	(214,396)	—

	505,345	25,430	602,227	(1,133,002)	—
Ghana, Africa
Obuasi	9,472,127	6,984,372	2,064,407	(18,520,906)	—

	9,977,472	7,009,802	2,666,634	(19,653,908)	—

		Acquisitions		Disposal/
	Opening	(Option Proceeds)	Exploration	Write-down	Closing
2007	$	$	$	$	$

Canada
Detour Lake	6,157,285	2,012	—	(6,159,297)	—
Birch Lake	79,833	(37,700)	—	—	42,133
Black Township	—	1,702	81,950	—	83,652
Seeley Lake	—	—	21,058	—	21,058
STAZ	258,416	—	—	—	258,416
Other	98,567	1,000	519	—	100,086

	6,594,101	(32,986)	103,527	(6,159,297)	505,345
Ghana, Africa
Obuasi	5,186,294	3,637,170	1,775,622	(1,126,959)	9,472,127

	11,780,395	3,604,184	1,879,149	(7,286,256)	9,977,472

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
10. Share capital
(a)	Authorized:

Unlimited first preferred shares Unlimited second preferred shares Unlimited common shares

Common shares issued:

For the nine months
ended September 30	2008
For the year ended
December 31			2007
	Shares	$	Shares	$

Beginning of period	70,947,572	22,707,079	67,771,072	18,476,557
Options exercised	1,308,800	959,931	393,500	158,582
Shares issued	1,506,000	6,857,760	2,783,000	4,071,940
Income tax benefits renounced on flow-through shares issued	—	(171,000)	—	—

End of period	73,762,372	30,353,770	70,947,572	22,707,079

Shares were issued during the period for the following consideration:

For the nine months
ended September 30	2008
For the year ended
December 31			2007
	Shares	$	Shares	$

Cash	—	—	533,000	674,440
Properties	1,506,000	6,857,760	2,250,000	3,397,500

	1,506,000	6,857,760	2,783,000	4,071,940

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
10. Share capital (continued)
(b)	Stock options

The Company has a stock option plan to assist the Company in attracting, retaining and motivating directors, key officers, employees and consultants of the Company and to closely align the personal interests of such parties with those of the shareholders by providing them with the opportunity, through options, to acquire common shares of the Company. The maximum number of shares that may be issued under the stock option plan is 6,500,000 and reloading is permitted. Stock options granted under the stock option plan vest in four equal installments, being at the date of grant, and at the end of each six-month period ended thereafter. As of September 30, 2008, the Company has 2,247,500 options outstanding as follows:

	Options	Options	Exercise Price	Expiry
Date Granted	Granted	Exercisable	$	Date

October 22, 2003	125,000	125,000	0.34	October 22, 2008
February 20, 2004	10,000	10,000	0.88	February 20, 2009
October 25, 2006	50,000	50,000	1.02	October 25, 2011
December 11, 2006	100,000	100,000	1.07	December 11, 2011
March 29, 2007	665,000	665,000	1.09	March 29, 2012
June 22, 2007	80,000	55,000	1.36	June 22, 2012
December 21, 2007	1,117,500	555,000	2.38	December 21, 2012
January 14, 2008	75,000	37,500	2.90	January 14, 2013
February 1, 2008	25,000	12,500	3.98	February 1, 2013

	2,247,500	1,610,000	1.788

Transactions for the nine months ended September 30, 2008 and the year ended December 31, 2007 are as follows:

	2008		2007
		Exercise		Exercise
	Options	Price	Options	Price
		$		$

Beginning of period	3,456,300	1.399	1,914,800	0.459
Granted	100,000	3.598	1,935,000	2.105
Exercised	(1,308,800)	0.482	(393,500)	0.300

End of period (a)	2,247,500	1.788	3,456,300	1.399

(a)	Weighted average exercise price.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
10. Share capital (continued)
Stock options granted during 2008 have been valued at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield: 0% (2007 — 0%); risk-free interest rate: 3.44% (2007 - 3.96%); expected volatility: 74% (2007 — 72%); and an expected life of 5 years (2007 — 3 years). The value attributable to the options that were granted and/or vested in the year was $1,090,849 (2007 — $1,099,722). The weighted average grant date fair value of options granted during 2008 was $2.23 (2007 -$0.76).
As part of the spin-out transaction described in note 2, stock options outstanding at the date of the spin-out were repriced at the rate of approximately 88% of their previous exercise price. The repricing resulted in an incremental fair value of $150,0000 which was recorded as additional stock-based compensation expense in the quarter ended September 30, 2008. The exercise prices as listed in the previous table reflect the adjustment in the exercise prices.
(c) Contributed surplus
Transactions for the nine months ended September 30, 2008 and the year ended December 31, 2007 are as follows:

	2008	2007
	$	$

Beginning of period	2,674,368	1,615,103
Fair value of stock options granted and/or vested to directors, officers and employees	1,495,414	1,099,722
Fair value of stock options exercised by directors, officers and employees	(329,905)	(40,457)

End of period	3,839,877	2,674,368

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
11. Related party information
The following transactions were entered into with related parties during the period:

For the nine months ended September 30	2008	2007
	$	$

With a partnership in which an officer of the Company is a partner Legal fees	523,424	83,043

Transaction costs including previously deferred amount	—	285,450

With a corporation controlled by the President of the Company: Rent	32,176	4,248

With an officer of the Company: Issuance of Flow-through shares	—	25,200

With a partnership in which an officer of the Company is a partner: Accounting services	86,346	—

With a relative of the President of the Company Issuance of Flow-through shares	—	25,200

With a corporation whose president is a director of the Company: Advance to Pelangio Exploration Inc.	399,893	—

These transactions with related parties were in the normal course of operations and were measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.
Advance to Pelangio Exploration Inc. is non-interest bearing, unsecured with no fixed term of repayment.
12. Commitments
The Company has entered into a premise lease agreement requiring the following annual payments:

$

2008	28,319
2009	14,369

42,688

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
13. Supplemental information

For the nine months ended September 30	2008	2007
	$	$

Shares issued for mineral properties	6,857,760	3,397,500

Marketable securities received for mineral properties	—	70,019,000
14. Segmented information
Subsequent to the completion of the spin-out transaction (Note 3) the Company operates in one industry, that being investing in marketable securities in one geographic region, Canada.
15. Restatement
The Company has restated its financial statements for the three and nine months ended September 30, 2008 in respect of (i) the spin-out transaction described in note 2; and (ii) the classification of a portion of the Company’s investment in Detour.
(i) Spin Out
— The net assets spun out to Pelangio Exploration were originally recorded against share capital. The restatement records them instead against retained earnings.
— A liability for $150,000 relating to the Company was originally included in the amounts spun-out to Pelangio Exploration. The restatement excludes this liability from the spin-out.
— The restatement includes additional stock-based compensation expense relating to the reduction in exercise price upon completion of the spin-out.
— Prior year losses allocated to the spin-out were originally adjusted to retained earnings. The restatement allocates such losses to spin-out assets within the statement of operations.
— Future income taxes were recalculated to reflect the above changes.
(ii) Investment in Detour
— 200,000 shares of Detour were classified as available for sale and were valued at fair value. The restatement classifies these shares as a long-term asset and reduces the value of these shares to their original carrying value.
— Future income taxes were recalculated to reflect the above change.

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
15. Restatement (continued)

	As Originally
Balance Sheet	Reported	Adjustment	As Restated
As at September 30, 2008	$	$	$

Assets
Current assets
Marketable securities	2,344,000	(2,344,000)	—
Other current assets	480,732	—	480,732

	2,824,732	(2,344,000)	480,732

Marketable securities	51,427,915	700,000	52,127,915

Total assets	54,252,647	(1,644,000)	52,608,647

Liabilities
Current liabilities
Accounts payable and accrued liabilities	232,242	150,000	382,242

Future income taxes	8,272,000	(1,204,000)	7,068,000

	8,504,242	(1,054,000)	7,450,242

Shareholders’ Equity
Share capital	11,512,936	18,840,834	30,353,770
Contributed surplus	3,668,006	171,871	3,839,877
Retained earnings	29,307,463	(18,342,705)	10,964,758
Accumulated other comprehensive income	1,260,000	(1,260,000)	—

	45,748,405	(590,000)	45,158,405

	54,252,647	(1,644,000)	52,608,647

Statement of Comprehensive Income (Loss)
For the nine months ended September 30, 2008

	As Originally		As
	Reported	Adjustment	Restated
	$	$	$

Net income (loss) for the period	(10,799,480)	(123,220)	(10,922,700)

Change in unrealized gains and (losses) on available for sale securities	—	—	—

Comprehensive income (loss) for the period	(10,799,480)	(123,220)	(10,922,700)

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
15. Restatement (continued)
  Statement of Operations
  For the nine months ended September 30, 2008

	As Originally		As
	Reported	Adjustment	Restated
	$	$	$

Revenue:
Interest revenue	35,677	—	35,677

Expenses:
Investor relations	253,811	—	253,811
Salaries and employee benefits	472,422	—	472,422
Professional fees	818,263	—	818,263
Office and general	147,710	—	147,710
Consulting services	18,490	—	18,490
Transfer agent and filing fees	79,813	—	79,813
Rent	51,320	—	51,320
Insurance	24,312	—	24,312
Stock-based compensation	1,184,637	150,000	1,334,637

	3,050,778	150,000	3,200,778

Loss before the undernoted	(3,015,101)	(150,000)	(3,165,101)
Equity loss from Detour Gold Corporation	(9,699,979)	—	(9,699,979)

Loss from continuing operations	(12,715,080)	(150,000)	(12,865,080)

Loss allocated to spin-out assets, net of tax	—	(590,868)	(590,868)

Loss before taxes	(12,715,080)	(740,868)	(13,455,948)

Future income taxes recovered	(1,915,600)	(617,648)	(2,533,248)

Net loss for the period	(10,799,480)	(123,220)	(10,922,700)

Net loss per common share, basic and diluted	(0.15)	—	(0.15)

PDX Resources Inc.
Notes to Unaudited Interim Financial Statements
September 30, 2008
15. Restatement (continued)
Statement of Retained Earnings
For the nine months ended September 30, 2008

	As Originally		As
	Reported	Adjustment	Restated
	$	$	$

Retained earnings, beginning of period	43,617,788	—	43,617,788
Prior period losses allocated to spin-off assets	(3,510,845)	3,510,845	—
Equity adjustment due to spin-out transaction	—	(21,730,330)	(21,730,330)
Net loss for the period	(10,799,480)	(123,220)	(10,922,700)

Retained earnings, end of period	29,307,463	(18,342,705)	10,964,758

16. Subsequent events
Stock Option Exercise
Subsequent to the period end, the Company issued 135,000 common shares for consideration of $51,300 pursuant to the exercise of stock options.
Merger
On January 24, 2009, the Company and Detour entered into a combination agreement providing for the merger of the two companies. Pursuant to the combination agreement, each share of the Company will be exchanged for 0.2571 of a common share of Detour, PDX will amalgamate with a subsidiary of Detour and the amalgamated company will become a wholly-owned subsidiary of Detour. The Company understands that Detour intends to wind-up the amalgamated company and cause the 19,000,000 common shares of Detour currently owned by the Company to be cancelled. The Company and Detour have each agreed to pay a termination fee of $3,140,000 or an expense reimbursement amount of $500,000 to the other party in specified circumstances where the transaction is not consummated. The transaction is subject to the approval of (i) 66 2/3 % of the Company’s shareholders, and (ii) a majority of Detour’s shareholders, as well as a majority of the minority of Detour’s shareholders, and other customary regulatory approvals.
The merger will constitute a change of control under the employment agreements of certain officers and employees of the Company. The Company’s liability in this regard will be approximately $680,000; however, under the combination agreement, Detour has agreed to pay such costs and expenses.
Upon signing of the agreement the Company received an advance of $1,140,000 from Detour. These funds will be used to fund operations of the Company until closing or termination of the agreement.